                            ASSET PURCHASE AGREEMENT

                                      AMONG

                     AMERICAN BODY ARMOR & EQUIPMENT, INC.;

                            NIK PUBLIC SAFETY, INC.;

                             IVERS-LEE CORPORATION;

                                       AND

                                  LFC #46 CORP.

                            Dated as of July 2, 1996


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                                TABLE OF CONTENTS
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ARTICLE I - Definitions...........................................................  2

ARTICLE II -Purchase of Assets; Consideration.....................................  4
            Section 2.1     Terms of the Purchase.................................  4
            Section 2.2     The Closing........................................... 12
            Section 2.3     Transactions at the Closing........................... 12
            Section 2.4     Right of Purchaser to Withhold Future Payments........ 13
            Section 2.5     Management of Purchased Assets........................ 14

ARTICLE III - Representations and Warranties of the Seller........................ 16
            Section 3.1     Organization.......................................... 16
            Section 3.2     Authorization; Enforceability......................... 17
            Section 3.3     No Violation or Conflict.............................. 17
            Section 3.4     Consents of Governmental Authorities and Others....... 18
            Section 3.5     Conduct of Business................................... 18
            Section 3.6     Litigation............................................ 20
            Section 3.7     Brokers............................................... 20
            Section 3.8     Compliance............................................ 21
            Section 3.9     Corporate Records..................................... 21
            Section 3.10    Rights, Warrants, Options............................. 22
            Section 3.11    Financial Statements.................................. 22
            Section 3.12    Absence of Undisclosed Liabilities.................... 23
            Section 3.13    Title to Personal Property............................ 23
            Section 3.14    Licenses.............................................. 23
            Section 3.15    Proprietary Rights.................................... 24
            Section 3.16    Major Customers and Suppliers; Supplies............... 26
            Section 3.17    Related Parties....................................... 27
            Section 3.18    Absence of Certain Business Practices................. 28
            Section 3.19    Labor Relations....................................... 29
            Section 3.20    Tax Matters........................................... 30
            Section 3.21    Material Agreements................................... 31
            Section 3.22    Products.............................................. 33
            Section 3.23    Environmental Matters................................. 34
            Section 3.24    Solvency.............................................. 35
            Section 3.25    Non-Distributive Intent............................... 36
            Section 3.26    Inventories........................................... 36
            Section 3.27    Accounts Receivable................................... 37
            Section 3.28    Disclosure............................................ 37
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                                        i


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ARTICLE IV - Representations and Warranties of ABA and the Purchaser.............. 38
            Section 4.1     Organization; Standing and Power...................... 38
            Section 4.2     Authorization; Enforceability......................... 39
            Section 4.3     Validity of ABA Common Stock.......................... 39
            Section 4.4     Brokers............................................... 39
            Section 4.5     SEC Filings........................................... 40
            Section 4.6     ABA's Unencumbered Cash............................... 40

ARTICLE V - Additional Agreements................................................. 41
            Section 5.1     Survival.............................................. 41
            Section 5.2     Investigation......................................... 41
            Section 5.3     Indemnification....................................... 42
                            (a) By Seller......................................... 42
                            (b) By ABA and the Purchaser.......................... 43
                            (c) Indemnity Procedure............................... 44
                            (d) Limitations....................................... 47
            Section 5.4     Registration of ABA Common Stock...................... 48
            Section 5.5     Seller Not to Use Name................................ 48
            Section 5.6     Adjustment to Valuation of Shares of
                            ABA Common Stock...................................... 48
            Section 5.7     Additional Agreements................................. 50

ARTICLE VI - Conditions Precedent; Termination.................................... 51
            Section 6.1     Conditions Precedent to the Obligations
                            of ABA and the Purchaser.............................. 51
                            (a) Representations and Warranties True............... 51
                            (b) Performance....................................... 52
                            (c) No Adverse Change................................. 52
                            (d) Seller's Certificate.............................. 52
                            (e) No Litigation..................................... 52
                            (f) Consents.......................................... 53
                            (g) Opinion of Counsel................................ 53

            Section 6.2     Conditions Precedent to the Obligations
                            of Seller............................................. 53
                            (a) Representations and Warranties True............... 53
                            (b) Performance....................................... 54
                            (c) Officers' Certificate............................. 54
                            (d) No Litigation..................................... 54
                            (e) Receipt of Notice................................. 55
            Section 6.3     Reasonable Efforts.................................... 55
            Section 6.4     Termination........................................... 55

ARTICLE VII - Covenants........................................................... 57
            Section 7.1     Interim Operations of the Company..................... 57
            Section 7.2     Access................................................ 59
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                                       ii




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            Section 7.3     Confidentiality (through Closing Date)................ 60
            Section 7.4     Notification.......................................... 61
            Section 7.5     Exclusivity........................................... 61
            Section 7.6     Non-Competition....................................... 62
            Section 7.7     General Confidentiality............................... 64
            Section 7.8     Continuing Obligations................................ 65

ARTICLE VIII - Miscellaneous...................................................... 66
            Section 8.1     Notices............................................... 66
            Section 8.2     Entire Agreement...................................... 67
            Section 8.3     Binding Effect........................................ 67
            Section 8.4     Knowledge of the Parties.............................. 68
            Section 8.5     Assignment............................................ 68
            Section 8.6     Waiver and Amendment.................................. 68
            Section 8.7     No Third Party Beneficiary............................ 69
            Section 8.8     Severability.......................................... 69
            Section 8.9     Expenses.............................................. 69
            Section 8.10    Headings.............................................. 70
            Section 8.11    Counterparts.......................................... 70
            Section 8.12    Time of the Essence................................... 70
            Section 8.13    Injunctive Relief..................................... 70
            Section 8.14    Remedies Cumulative................................... 71
            Section 8.15    Governing Law; Jurisdiction........................... 71
            Section 8.16    Participation of Parties.............................. 72
            Section 8.17    Further Assurances.................................... 72
            Section 8.18    Publicity............................................. 72

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                                       iii

                            ASSET PURCHASE AGREEMENT

     Asset Purchase Agreement, dated as of July 2, 1996, among American Body Armor & Equipment, Inc., a Florida corporation with offices at 191 Nassau Place Road, Yulee, Florida 32097 ("ABA"); NIK Public Safety, Inc., a Delaware corporation and a wholly-owned subsidiary of ABA with offices at 191 Nassau Place Road, Yulee, Florida 32097 (the "Purchaser"); and Ivers-Lee Corporation, a Delaware corporation with offices at 147 Clinton Road, West Caldwell, New Jersey 07006, and LFC #46 Corp., a Delaware corporation with offices at 204-D Weldin Building, 3411 Silverside Road, Wilmington, Delaware 19810 (collectively referred to herein as the "Seller").

                              W I T N E S S E T H :

     WHEREAS, the Purchaser desires to acquire certain of the properties and assets of the NIK Public Safety product line (the "NIK Product Line") of the Seller in exchange for common stock, par value $.03 per share, of ABA ("ABA Common Stock"), and the Seller desires to sell such assets and effect such exchange.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

                                    ARTICLE I

                                   Definitions

     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

          "Affiliate" shall mean, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question.

          "Agreement" shall mean this Asset Purchase Agreement, together with all exhibits and schedules referred to herein.

          "Commission" shall mean the Securities and Exchange Commission.

          "Common Stock" shall mean the common stock of ABA, par value $.03 per share.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Financial Statements" shall mean the unaudited income statements of the NIK Product Line for each of the fiscal years ended September 30, 1994 and September 30, 1995, in each case with detail cost back-up, the unaudited income statement of the NIK Product Line for the four months ended January 31, 1996 with detail cost back-up, and the unaudited income statement of the NIK Product Line for each of the months ended February 29, March 31 and April 30, 1996, without detail cost back-up, as more particularly set forth on Schedule 3.11 attached hereto, in each case including any related notes, each prepared in accordance with United States generally accepted accounting principles, consistently applied with prior periods (except for the inclusion of corporate general expenses and the treatment of certain intra-company and inter-company items which were transferred from Becton-Dickinson Company, Inc. to the Seller at cost prior to February 1, 1996); provided, however, that in the case of any conflicts between generally accepted accounting principles and consistency with prior periods, the provisions of generally accepted accounting principles shall prevail.

          "Guaranty" shall mean, as to any Person, all liabilities or obligations of such Person in respect of any indebtedness or other obligations of others guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to assure the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

          "Person" shall mean any natural person, corporation, unincorporated organization, limited liability company, partnership, limited liability partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Subsidiary" of any Person shall mean any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of more than 50%, or which may effectively be controlled, directly or indirectly, by such Person.

                                   ARTICLE II

                        Purchase of Assets; Consideration


     Section 2.1 Terms of the Purchase

     On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this
Agreement:

          (a) The Seller shall sell, assign, transfer and convey to the Purchaser at the Closing (as hereinafter defined) all of the following tangible and intangible properties and assets owned by Seller and primarily used in connection with the NIK Product Line and set forth on Schedule 2.1(a)(i), (ii), (iii), and (iv) hereto, but specifically excluding the Excluded Assets (as hereinafter defined) (the "Purchased Assets"):

         (i) all inventory, including parts, raw materials, work in process and finished goods, as set forth on Schedule 2.1(a)(i) attached hereto (the "Inventory");

         (ii) all accounts receivable of the Seller relating to the NIK Product Line as of July 1, 1996 (the "Receivables"), a list of which is set forth on Schedule 2.1(a)(ii) attached hereto;

         (iii) all inventions, whether or not patented, know-how, domestic and foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade secrets (including, but not limited to, all results of research and development), tradenames, trademarks, service marks, copyrights, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications and rights-to-use (collectively, "Intellectual Property"), as set forth on Schedule 2.1(a)(iii) attached hereto;

         (iv) all right, title and interest in, to and under all purchase orders, sales agreements, distribution agreements and other contracts, agreements and commitments of Seller identified on
               Schedule 2.1(a)(iv) hereto, subject in each case to the terms of such contracts ("Contracts");

         (v) copies of all books and records predominantly relating to the NIK Product Line and the Purchased Assets (including, but not limited to, such books and records as are contained in computerized storage media), including all inventory, purchasing, sales, export, import, manufacturing, marketing and shipping records and all files, price lists, records, literature, correspondence and marketing materials, and artworks and other set-ups, whether or not in the possession of the Seller, relating to brochures and other marketing materials of the NIK Product Line; and

         (vi) all showbooths, tables, and goodwill primarily relating to or used in connection with the NIK Product Line.


          (b) Notwithstanding anything to the contrary in Section 2.1(a) of this Agreement, the following rights, properties and assets shall not be included in the Purchased Assets (the "Excluded Assets"):

         (i)   all cash and cash equivalents;

         (ii) all machinery, vehicles, furniture, equipment and other personal property not specifically set forth on Schedules 2.1(a)(i) to
               (iv) hereof; and

         (iii) all ownership, leasehold and other interests in real property, in each case together with all buildings thereon.

          (c) Subject to adjustment as provided in Section 5.6 below, the aggregate purchase price for the Purchased Assets shall be $2,400,000 (the "Purchased Price"), and shall be paid at the Closing by the issuance to the Seller of such number of unregistered shares (the "Shares") of ABA Common Stock as will have a value, as determined by the average closing price of ABA's Common Stock on the American Stock Exchange (or such other exchange or market on which ABA's Common Stock is principally traded) for the ten consecutive trading day period ending two trading days prior to the Closing date, of $2,400,000.

          (d) On the Closing date, the Purchaser shall advance to the Seller, by wire transfer of immediately available funds, $1,200,000 on account of the proceeds from the sales of Shares referred to in subparagraph (e) below (the "Advance"), which Advance shall not bear interest and shall be repaid with the first $1,200,000 realized from the sales of the Shares as hereinafter provided. Seller shall supply its broker-dealer with irrevocable written instructions for such purpose. Thereafter, subject to subparagraph (e) below, all net proceeds from the sale of the Shares shall be paid directly to the Seller.

          (e) The Purchaser shall select a broker-dealer, who shall be reasonably acceptable to Seller, on or before the Closing. All sales of Shares shall be made only through such broker-dealer at such times and in such amounts as the Purchaser shall have consented to in its sole discretion and shall be made after the effectiveness of the Registration Statement required to be filed by the Purchaser for such purpose pursuant to the Registration Rights Agreement referred to in Section 5.4 below. In the event that the sum of the aggregate net proceeds from sales of the Shares prior to December 31, 1996, less any amounts paid to ABA on account of the Advance, and the Advance are less than $2,400,000, ABA shall, by wire transfer of immediately available funds on December 31, 1996, pay to the Seller the difference between $2,400,000 and the sum of the aggregate net proceeds realized by Seller from the sale of the Shares, less any amounts paid to ABA on account of the Advance, and the Advance. In the event that the sum of the aggregate net proceeds realized by the Seller from sales of the Shares, less any amounts paid to ABA on account of the Advance, and the Advance at any time exceeds $2,400,000 then Seller shall pay to the Purchaser, within five (5) business days of receipt of such excess amounts, in immediately available funds, an amount equal to the excess of such net proceeds, less any amounts paid to ABA on account of the Advance, and Advance over $2,400,000.

          (f) In order to secure the Seller's obligations described in subsections (d) and (e) above, the Shares shall be pledged to the Purchaser, and Seller hereby grants to Purchaser a power of attorney, which is coupled with an interest and is irrevocable, in order that the sales as herein described are effected. Such pledge shall be terminated and the certificates representing the Shares shall be returned to the Seller if Seller has not received the entire Purchase Price on or before December 31, 1996 or if Purchaser or ABA is otherwise in default of its obligations to Seller pursuant to this Agreement.

          (g) ABA shall at all times prior to the receipt by Seller of the full amount of the Purchase Price in cash, whether upon receipt of the Advance or from the sale of the Shares, maintain unencumbered cash and cash equivalents sufficient for the payment of all amounts potentially payable to Seller pursuant to subsection (e) hereof.

          (h) Neither the Purchaser nor ABA shall assume or be responsible for any obligation or liability of the Seller of any nature, whether accrued, contingent, absolute or otherwise, except pursuant to the terms of the Contracts.

          (i) The consideration paid by the Purchaser shall be allocated among the Purchased Assets as set forth in Schedule

     2.1(c) in accordance with Section 160 of the Internal Revenue Code of 1986, as amended.


          (j) With respect to any properties or assets sold hereunder that cannot be physically delivered to the Purchaser because they are in the possession of third parties or otherwise, the Seller shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to the Purchaser, that all right, title, and interest therein have been vested in the Purchaser and that the same are to be held for the Purchaser's exclusive use and benefit.

          (k) To the extent that the assignment by the Seller to the Purchaser of any contract, agreement, instrument, lease, license, understanding, or arrangement to be assigned to the Purchaser hereunder shall require the consent of a party other than the Seller which has not been obtained by the Closing and if ABA and the Purchaser shall nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such consent would constitute a breach thereof unless the Purchaser before, at, or after the Closing elects in a writing delivered to the Seller, specifically identifying such absent consent, to waive such consent. Nothing in this Section 2.1(k) regarding such non-assignment or such election shall limit any rights ABA or the Purchaser may have against the Seller as a result of the failure to obtain such consent.

          (l) The Seller agrees that, from and after the Closing date, the Purchaser shall have the right and authority to collect for its own account the Receivables, subject to the provisions hereof, and to endorse with the name of the Seller all checks received on account of the Receivables. The Seller agrees that it will, within three business days of receipt, transfer, assign and deliver to the Purchaser all cash or other property which it may receive with respect to any Receivable from and after the date thereof, and pending any such receipt by Seller and delivery to the Purchaser of any such property, the Seller shall hold any such property in trust for the benefit of the Purchaser. The Purchaser shall, after the Closing date, use reasonable commercial efforts at least consistent with its normal business practices at the Purchaser's expense to collect the Receivables of the NIK Product Line incurred prior to the Closing date but the Purchaser shall have no obligation to resort to legal action or other third party collection methods. Any amounts received from the account debtor of a Receivable shall be applied first to the oldest outstanding Receivable, except for (i) amounts which the debtor has directed to be applied to a particular debt or (ii) cases in which the debtor has disputed a specific Receivable. To the extent that any Receivable remains outstanding upon expiration of the 90-day period subsequent to the Closing date, as referred to above, the Purchaser shall give prompt notice of the non- collectibility of such Receivable to the Seller, and the Seller shall have the opportunity, during the ten business day period following the expiration of such 90-day period, to consult with and advise the Purchaser with respect to the manner in which such Receivable may be collected, it being understood by the parties hereto that the Purchaser shall have the sole right to implement any such collection methods and that neither the Seller nor its Affiliates shall contact any account debtors in respect of such collection without the express written consent of the Purchaser in each instance. In the event that the Purchaser has received in the aggregate more than $300,000 at any time on account of the Receivables, the Purchaser shall remit to the Seller in cash any such excess over $300,000 within 30 days of receipt of any such excess. In the event that the Purchaser has received less than $300,000 on account of the Receivables upon expiration of the ten business day period described above, the Seller shall remit to the Purchaser in cash any such difference between $300,000 and the amounts so received by Purchaser within 30 days following expiration of such ten business day period upon assignment by the Purchaser to the Seller of all uncollected Receivables. Thereafter, the Seller shall have the right to pursue the collection of outstanding Receivables for its own account, provided that the Seller shall confer with the Purchaser prior to taking such action and the Seller shall not injure any customer relationships of the Purchaser by virtue of its collection practices.

     Section 2.2 The Closing

     The closing of the transactions contemplated by this Agreement shall take place at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York, at 10:00 A.M., New York time on July 12, 1996, or such other date, time or place as the parties may agree. The closing of the transactions contemplated by this Agreement is herein called the "Closing."

     Section 2.3 Transactions at the Closing

     The following transactions shall take place at the Closing:

          (a) The Seller shall deliver to the Purchaser all such bills of sale, assignments, evidences of consent, and other instruments or documents as in the opinion of counsel to the Purchaser may be necessary or desirable to evidence or perfect the sale, assignment, transfer, and conveyance of good title to all properties and assets to be sold to the Purchaser by the Seller hereunder, in each case free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are listed in Schedule 2.3). The Seller shall also deliver to the Purchaser all books and records of the NIK Product Line of the Seller; provided, however, that the Seller and its officers, employees, attorneys, and agents shall be afforded access to the NIK Product Line's tax and accounting records relating to periods prior to the Closing and shall be permitted to make extracts from and copies of such records.

          (b) The Purchaser shall deliver or cause to be delivered to the Seller a certificate registered in the Seller's name for unregistered shares of ABA Common Stock, as set forth in Section 2.1(a), with appropriate restrictive legends thereon.

          (c) The Purchaser shall deliver to the Seller $1,200,000 in immediately available funds.

     Section 2.4 Right of Purchaser to Withhold Future Payments

     Without limiting such other rights as ABA or the Purchaser may have, if, prior to the time all shares of ABA Common Stock are delivered pursuant to
Section 2.1(c), the Purchaser has learned of a breach of any representation, warranty, covenant, or agreement of the Seller contained in this Agreement, the Purchaser in its discretion may by written notice to the Seller, sell, for the account of the Purchaser, such number of shares of ABA Common Stock delivered by the Purchaser at the Closing that will result in net proceeds from such sale equal to the aggregate of (a) the amount necessary to cure or make whole such breach and (b) the amount of losses, deficiencies, damages, and legal and other expenses (including legal fees and expenses of attorneys chosen by ABA or the Purchaser) incurred or demonstrably in prospect of being incurred by ABA or the Purchaser in connection with claims, suits, actions, proceedings (formal or informal), investigations, judgments, or settlements as a result of, or to remedy a situation or circumstance caused by, such breach, and the Purchaser shall be entitled to retain such net proceeds for its own account.

     Section 2.5 Management of Purchased Assets

     From and after the execution of this Agreement, the parties hereto agree to conduct the business of the NIK Product Line as follows:

          (a) The Seller will continue to manufacture and fulfill orders of the NIK Product Line on behalf of the Purchaser from July 1, 1996 through July 19, 1996 provided that the Closing has occurred on or before July 12, 1996. Upon the Closing, all goods manufactured and fulfilled by the Seller relating to the NIK Product Line from and after July 1, 1996 will be for the account of the Purchaser and all goods received by the Seller relating to the NIK Product Line will be for the account of the Purchaser. The parties acknowledge that goods received after July 1, 1996 by the Seller will include inventory not currently included in Schedule 3.26 and the related accounts payable generated after July 1, 1996 in respect of such inventory shall be the obligation of the Purchaser.

          (b) The Seller will invoice the Purchaser for the cost of

     manufacturing and fulfilling orders relating to the NIK Product Line on behalf of the Purchaser from and after July 1, 1996 through July 19, 1996 (or July 26, 1996 if the Purchaser has given notice to the Seller by July 17, 1996 that it desires to extend such date to July 26, 1996). The costs of manufacturing and fulfilling orders relating to the NIK Product Line which will be invoiced by the Seller to the Purchaser shall be comprised of

     Direct Labor Costs (as hereinafter defined), plus Benefits and Overhead (each as hereinafter defined). "Direct Labor Costs" shall mean the actual cost of labor paid by the Seller for four laborers, one materials handler, Mr. Anthony Manla and Ms. Jennifer Byrnes. "Benefits" shall equal 25% of the Direct Labor Costs. "Overhead" shall equal 30% of the Direct Labor Costs.

          (c) The Seller shall continue to perform order entry and customer service relating to the NIK Product Line on behalf of the Purchaser until the Closing. Order entry and customer service shall commence at the Purchaser's facility in Yulee, Florida on Monday, July 22, 1996 but not later than July 26, 1996. From and after the Closing date and until production of the NIK Product Line commences in Yulee, Florida, the Purchaser will forward orders relating to the NIK Product Line to the Seller via facsimile transmission daily for fulfillment on the next business day.

          (d) The Seller and the Purchaser will agree upon a production schedule at the Closing for the time between the Closing date and the date on which production at the Seller's facility in West Caldwell, New Jersey ceases.

          (e) Inventory relating to the NIK Product Line will be delivered by the Seller to the Purchaser at the Seller's facility in West Caldwell, New Jersey (f.o.b. shipping point). The Purchaser will provide trucks for the shipment of such inventory in accordance with the schedule attached hereto as Schedule 2.5.

          (f) The Seller shall cause Mr. Anthony Manla to be available to the Purchaser in Yulee, Florida for a two week period, beginning one week after the Closing date.

          (g) At the Closing, the Seller will transfer and assign to the Purchaser the Seller's telephone and facsimile numbers relating to the NIK Product Line to the extent practicable. From and after the Closing date, the Seller will refer all incoming telephone calls and facsimile transmissions relating to the NIK Product Line to the Purchaser.


                                   ARTICLE III

                 Representations and Warranties of the Seller

     In order to induce ABA and the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller makes the representations and warranties set forth below to ABA and to the Purchaser.

     Section 3.1 Organization

     The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of the properties of the NIK Product Line or the conduct of the business of the NIK Product Line requires such qualification, except where the failure to be so qualified would not have an adverse effect on the Seller. Each jurisdiction in which the

Seller is so qualified is listed on Schedule 3.1 hereto. The Seller has the requisite power and authority to (a) own or lease and operate the properties, and (b) conduct the business as presently conducted, in each case, of the NIK Product Line.

     Section 3.2 Authorization; Enforceability

     The Seller has the corporate power and authority to execute, deliver and perform this Agreement. This Agreement and all other documents to be executed and delivered by the Seller pursuant to this Agreement have been and will be duly authorized by all necessary corporate action, including, but not limited to, board of director and shareholder approval to the extent necessary, executed and delivered, and constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

     Section 3.3 No Violation or Conflict

     The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby: (a) do not violate or conflict with any provision of law or regulation (whether federal, state or local), or any writ, order or decree of any court or governmental or regulatory authority, or any provision of the Seller's Certificate of Incorporation or Bylaws; and (b) except as set forth on Schedule 3.3 hereto, do not, with or without the passage of time or the giving of notice, or both, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Seller relating to the NIK Product Line of the Seller pursuant to any instrument or agreement to which the Seller is a party or by which the Seller or its properties as they relate to the NIK Product Line may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing (each of which instruments or agreements is listed in Schedule 3.3 hereto).

     Section 3.4 Consents of Governmental Authorities and Others

     Except as set forth on Schedule 3.4, no material consent, approval or authorization of, or registration, qualification or filing with, any federal, state or local governmental or regulatory authority, or any other Person, is required in connection with the execution, delivery or performance of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby.

     Section 3.5 Conduct of Business

     Except as disclosed on Schedule 3.5 hereto, since February 1, 1996, the NIK Product Line of the Seller has conducted its businesses in the ordinary and usual course and there has not occurred any material adverse change in the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the NIK Product Line of the Seller. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.5, since February 1, 1996, the NIK Product Line has not: (a) suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could have an adverse effect on any of its properties, assets, business or prospects; (b) granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due; (c) made or committed to make any capital expenditures in excess of $5,000; (d) become subject to any Guaranty; (e) granted any increase in the compensation payable or to become payable to officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment); (f) entered into any agreement which would be a Material Agreement (as hereinafter defined), or amended or terminated any existing Material Agreement or received notice of any such amendment or termination; (g) experienced any strike, work stoppage or slowdown; (h) received written notice of any material adverse change in its relationship with any customer or supplier with which it currently does business, nor is it aware of any circumstances that could reasonably lead to a material adverse change to the NIK Product Line, nor does the Seller have any knowledge of any of the foregoing; or (i) experienced any other event or condition of any character which has had an adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, properties, business or prospects of the NIK Product Line of the Seller, or on its employee, customer or supplier relations.

     Section 3.6 Litigation

     Except as set forth on Schedule 3.6, there are no actions, suits, investigations, claims or proceedings ("Litigation") pending or, to the knowledge of the Seller, threatened before any court or by or before any governmental or regulatory authority or arbitrator, (a) affecting the Seller (as plaintiff or defendant) which could, individually or in the aggregate, have an adverse effect on the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Seller or the NIK Product Line or (b) against the Seller or the NIK Product Line relating to the Purchased Assets or the transactions contemplated by this Agreement and there exist no facts or circumstances known to Seller creating any reasonable basis for the institution of any such action, suit, investigation, claim or proceeding described above. Schedule 3.6 sets forth a list of any Litigation commenced in the last five years relating to the Purchased Assets.

     Section 3.7 Brokers

     The Seller has not employed any financial advisor, broker or finder, and has not incurred or will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, except in connection with the sale of ABA's Common Stock.

     Section 3.8 Compliance

     The Seller is in compliance with all federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to the NIK Product Line (except where the failure to be in such compliance would not have a material adverse effect on the NIK Product Line) including, without limitation, those relating to (a) the development, manufacture, packaging, distribution and marketing of products, and (b) employment, safety and health. The Seller is not subject to any judicial, governmental or administrative order, judgment or decree. Purchaser has been furnished with true and correct copies of all reports of inspections of the NIK Product Line's business and properties through the date hereof, under all applicable federal, state, foreign and local laws and regulations, all of which are set forth on Schedule 3.8 hereto.

     Section 3.9 Corporate Records

     True and complete copies of the Seller's Certificate of Incorporation and By-laws, as amended and in effect on the date hereof, have been previously delivered to the Purchaser.

     Section 3.10 Rights, Warrants, Options

     There are no outstanding (a) securities or instruments convertible into or exercisable for any of the capital stock or other equity interests of the Seller that relate to the NIK Product Line; (b) options, warrants, subscriptions or other rights to acquire capital stock or other equity interests of the Seller that relate to the NIK Product Line; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Seller of any capital stock or other equity interests of the Seller that relate to the NIK Product Line, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights.

     Section 3.11 Financial Statements

     The Financial Statements attached hereto as Schedule 3.11 are true and correct in all material respects, and are prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and fairly and accurately present the financial position of the NIK Product Line as of the dates thereof, and the results of the NIK Product Line's operations for the respective periods indicated in all respects (except for the inclusion of corporate general expenses and the treatment of certain intra-company and inter-company items which were transferred from Becton-Dickinson Company, Inc. to the Seller at cost prior to February 1, 1996).

     Section 3.12 Absence of Undisclosed Liabilities

     Other than as set forth on Schedule 3.12 hereto, the Seller does not have any material direct or contingent liabilities, commitments or obligations, including, but not limited to, any Guaranty (other than nonmaterial liabilities, commitments or obligations incurred since May 31, 1996, in the ordinary course of business to Persons who are not Affiliates of the Seller) or any unrealized or anticipated losses from any commitments of the Seller, in each case relating to the NIK Product Line, and there is no basis for assertion against the Seller of any such liability, commitment or obligation.


     Section 3.13 Title to Personal Property

     The Seller has good title to each Purchased Asset free and clear of any security interests, liens, claims, charges or encumbrances whatsoever, including, but not limited to, claims of landlords, warehousemen and other creditors of Seller, except as set forth in Schedule 3.13 hereto. There are no assets owned by any third party which are used in the operation of the business of the NIK Product Line of the Seller, as presently conducted or proposed to be conducted.

     Section 3.14 Licenses

     Schedule 3.14 lists all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the NIK Product Line of the Seller as presently operated (the "Governmental Authorizations"). All Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Seller is in material compliance with the terms of all Governmental Authorizations. The Seller has no knowledge of any facts which could reasonably be expected to cause it to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. To the best of Seller's knowledge, neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Governmental Authorizations in any material respect.

     Section 3.15 Proprietary Rights

     Set forth on Schedule 3.15 is a list and description of all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used or controlled by the Seller relating to the NIK Product Line (collectively, the "Rights"). Except as set forth on
Schedule 3.15: (a) the Seller owns the Rights and each invention, software, trade secret, technology, product, composition, formula, method or process used by the NIK Product Line (together with the Rights, collectively referred to as the "Intangible Property"), and has the exclusive right to use and license the same, free and clear of any claim or conflict with the rights of others; (b) no royalties or fees (license or otherwise) are payable by the Seller to any Person by reason of the ownership or use of any of the Intangible Property; (c) there have been no written claims made against the Seller asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Property, and Seller is not aware of any reasonable grounds for any such claims; (d) the Seller has not made any claim of any violation or infringement by others of its rights in the Intangible Property, and Seller is not aware of any reasonable grounds for such claims; (e) the Seller has not received any written notice or other type of overt notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intangible Property and neither the use of the Intangible Property by the Seller, the operation of the business of the NIK Product Line, the manufacture of the products of the NIK Product Line, nor any formula, method, process, part or material employed by the Seller in connection therewith, is infringing or has infringed upon any rights of others; (f) the Intangible Property includes all rights necessary for the Seller to be legally entitled to conduct the business of the NIK Product Line as presently being conducted; (g) the consummation of the transactions contemplated hereby will not alter or impair any of the Intangible Property; (h) no interest of the Seller's rights to any Intangible Property has been assigned, transferred, licensed or sublicensed by the Seller to third parties; (i) to the extent that any item constituting part of the Intangible Property has been registered with, filed in or issued by, as the case may be, any governmental or other regulatory authority, such registrations, filings or issuances are listed on Schedule 3.15, and were duly made and remain in full force and effect; (j) there is no act or failure to act by the Seller or any of its directors, officers, employees, attorneys or authorized agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Property or of any other fact which could render invalid or unenforceable, or negate the right to any of the Intangible Property.

     Section 3.16 Major Customers and Suppliers; Supplies

     The Seller has provided Purchaser with a list of the ten (10) largest customers (measured by dollar volume) of the NIK Product Line of the Seller and all suppliers of significant goods or services to the NIK Product Line of the Seller for the four month period ended May 31, 1996. Schedule 3.16 identifies those suppliers of significant goods or services with respect to which alternative sources of supply are not readily available. Except as indicated on
Schedule 3.16, to the best of Seller's knowledge, all supplies and services necessary for the conduct of the business of the NIK Product Line of the Seller, as presently conducted, may be obtained from alternate sources and no facts, circumstances or conditions exist which create a reasonable basis for believing that the Purchaser will be unable to continue to procure the supplies and services necessary to conduct the business conducted by the NIK Product Line of the Seller. All such supply and service agreements relating to the NIK Product Line with its suppliers are at arm's length. There has not been any adverse change in the relations of the Seller with their respective customers, suppliers, contractors, licensors and lessors relating to the NIK Product Line, as a result of the announcement of the transactions contemplated by this Agreement and the Seller has no knowledge that any of the Seller's major customers or suppliers relating to the NIK Product Line has or is contemplating terminating its relationship with the NIK Product Line. Except as set forth on Schedule 3.16, to the Seller's knowledge, there are no pending disputes or controversies between any major customer or supplier of the NIK Product Line of the Seller, and there exist no facts which in the future would impair the relationship of the Purchaser with such major customers or suppliers.

     Section 3.17 Related Parties

     Except as set forth on Schedule 3.17, none of the Seller, nor any current or former (within the past five (5) years) director or officer of the Seller (individually a "Related Party" and collectively the "Related Parties") or any Affiliate of any of the Seller or any Related Party: (a) owns, directly or indirectly, any interest in any person which is a competitor of the NIK Product Line of the Seller, or of a supplier or customer of the NIK Product Line of the Seller; (b) except for the real property housing the business of the NIK Product Line, owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the Intangible Property) which is utilized in the operation of the business of the NIK Product Line and not included in the Purchased Assets; or (c) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement pertaining or relating to the NIK Product Line, except for employment, consulting or other personal service agreements that may be in effect and which are listed on Schedule 3.17 hereto.

     Section 3.18 Absence of Certain Business Practices

     None of the Seller, any Related Parties, any Affiliate of the Seller, or any Related Party, any agent of the Seller, any other Person acting on behalf of or associated with the Seller or any individual related to any of the foregoing Persons, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the NIK Product Line of the Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of the NIK Product Line of the Seller (or assist the NIK Product Line of the Seller in connection with any actual or proposed transaction) which (i) may subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the NIK Product Line of the Seller as reflected in the Financial Statements or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the NIK Product Line of the Seller or subject the Seller to suit or penalty in any private or governmental litigation or proceeding.

     Section 3.19 Labor Relations

     There is no strike, work stoppage or slowdown or labor disturbance pending or, to the best of the Seller's knowledge, threatened that involves any employees of the NIK Product Line of the Seller. Except as set forth on Schedule
3.19 attached hereto, the Seller is not a party to, otherwise bound by or threatened with any labor or collective bargaining agreement and there have been no attempts to organize a labor union or to seek recognition as a collective bargaining unit by or with respect to any employees of the NIK Product Line of the Seller. Without limiting the generality of Section 3.6, except as identified on Schedule 3.19, (a) (i) no unfair labor practice complaints have been filed against the Seller relating to the NIK Product Line with any governmental or regulatory agency, which either the Seller has received notice, (ii) the Seller has not received any written notice or communication reflecting an intention or threat to file any such complaint, and (iii) no Person has made any claim, and there is no basis for any claim, against the Seller relating to the NIK Product Line under any statute, regulation or ordinance relating to discrimination with respect to employees or employment practices, and (b) no claim is pending or, to the best knowledge of the Seller, threatened against the Seller relating to the NIK Product Line in connection with the United States Wage and Hour Law, the Americans with Disabilities Act, or the Occupational Safety and Health Act.

     Section 3.20 Tax Matters

     All tax returns and tax reports required to be filed with respect to the business and assets of the NIK Product Line of the Seller have been timely filed (or appropriate extensions have been obtained) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of the foregoing as filed are true, correct and complete and, in all respects, reflect accurately all liability for taxes of the Seller for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. All income, profits, franchise, sales, use, value added, occupancy, property, excise, payroll, FICA, FUTA and other taxes (including interest and penalties), if any, collectible or payable by the NIK Product Line of the Seller or relating to or chargeable against any of its assets, revenues or income through September 30, 1995, and through the Closing date, were fully collected and paid by such date or provided for by adequate reserves in the September 30, 1995 Financial Statements and all similar items due through the Closing date will have been fully paid by that date or provided for by adequate reserves. No taxation authority has sought to audit the records of the NIK Product Line for the purpose of verifying or disputing any tax returns, reports or related information and disclosures provided to such taxation authority. No claims or deficiencies have been asserted against the Seller relating to the NIK Product Line with respect to any taxes or other governmental charges or levies which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the September 30, 1995 Financial Statements, and there exists no reasonable basis for the making of any such claims. The Seller has not waived any restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations relating to taxation, in each case, relating to the business of the NIK Product Line.

     Section 3.21 Material Agreements

     (a) Schedule 3.21 sets forth a list of all material written contracts or agreements relating to the NIK Product Line of the Seller, including without limitation any: (i) contract resulting in a commitment for expenditure or other obligation, or which provides for the receipt, involving in excess of $25,000 in any instance, or series of related contracts that in the aggregate give rise to rights or obligations exceeding such amount including, but not limited to, employment agreements, employee benefit plans, stock option plans, health and medical plans, pension or retirement plans, bonus plans or any other similar plans or arrangements; (ii) agreement which restricts the NIK Product Line of the Seller from engaging in any line of business or from competing with any other Person; (iii) warranties made with respect to products manufactured, packaged, distributed or sold by the NIK Product Line of the Seller; or (iv) any other contract, agreement, instrument, arrangement or commitment that is material to the condition (financial or otherwise), results of operation, assets, properties, liabilities, business or prospects of the NIK Product Line of the Seller (collectively, and together with all other agreements required to be disclosed on any Schedule to this Agreement, the "Material Agreements"). The Seller has previously furnished to Purchaser true, complete and correct copies of all written agreements, as amended, required to be listed on Schedule 3.21.

     (b) Except as set forth on Schedule 3.21, none of the Material Agreements was entered into outside the ordinary course of business of the Seller.


     (c) The Material Agreements are each in full force and effect and are the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. The Seller has not received notice of default by the

Seller under any of the Material Agreements and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by the Seller thereunder. To the best of Seller's knowledge, none of the other parties to any of the Material Agreements is in default thereunder, nor has an event occurred which, with the passage of time or the giving of notice or both would constitute a default by such other party thereunder. The Seller has not received written notice of the pending or threatened cancellation, revocation or termination of any of the Material Agreements, nor is it aware of any facts or circumstances which could reasonably be expected to lead to any such cancellation, revocation or termination.

     (d) Except as otherwise indicated on Schedule 3.21, the continuation, validity and effectiveness of the Material Agreements included in the Purchased Assets under the current terms thereof will not be materially adversely affected by the consummation of the transactions contemplated by this Agreement.

     Section 3.22 Products

     (a) Except as set forth on Schedule 3.22, there exists no set of facts that would impose liability on the Purchaser with respect to products distributed or sold by the NIK Product Line prior to the Closing date (i) which could furnish a basis for the recall, withdrawal or suspension of any product, governmental license, approval or consent of any governmental or regulatory agency with respect to any product distributed or sold by the NIK

Product Line of the Seller (a "Product") prior to the Closing date, (ii) which could furnish a basis for the recall, withdrawal or suspension by order of any state, federal or foreign court of law of any Product sold prior to the Closing date, or (iii) which could otherwise cause the Seller to recall, withdraw or suspend any such Product from the market or to change the marketing classification of any such Product.

     (b) True, correct and complete copies of all correspondence received or sent by or on behalf of the Seller relating to the NIK Product Line since February 1, 1996 and, to the extent available, during the past five (5) years, from or to any governmental regulatory agency have been previously delivered or made available to Purchaser.


     Section 3.23 Environmental Matters

     Except as described on Schedule 3.23, the business of the NIK Product Line has been operated in material compliance with all laws, regulations and other federal, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollutant or toxic or hazardous substance (including, without limitation, asbestos, radioactive material and pesticides) utilized by the NIK Product Line of the Seller in its business or to any other actions, omissions or conditions affecting the environment applicable to the NIK Product Line of the Seller or its business as a result of any hazardous substance utilized by the NIK Product Line of the Seller in its business or otherwise placed at any of the facilities owned or operated by the NIK Product Line of the Seller (the "Environmental Laws"). Except as described on Schedule 3.23, neither the Seller, nor its directors or officers, has received any complaint, notice, order, or citation of any actual, threatened or alleged noncompliance by the NIK Product Line of the Seller with any of the Environmental Laws, and there is no proceeding, suit or investigation pending or, to the best of Seller's knowledge, threatened against any of the Seller, any of its directors or officers with respect to any violation or alleged violation of the Environmental Laws relating to the NIK Product Line, and to the best of Seller's knowledge, there is no reasonable basis for the institution of any such proceeding, suit or investigation.

     Section 3.24 Solvency

     The Seller is and will be able to pay its debts as they mature for a period of one year from the date hereof and the transfer of the Purchased Assets by the Seller to Purchaser in accordance with the terms of this Agreement shall not constitute a voidable preference or transfer in fraud by any creditor under applicable federal or state insolvency law.

     Section 3.25 Non-Distributive Intent

     The Seller is acquiring the shares of ABA Common Stock to be issued hereunder for its own account (and not for the account of others). The Seller will not sell or otherwise dispose of such shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act or an exemption therefrom, and the certificate or certificates representing such shares may contain a legend to the foregoing effect. The Seller understands that it may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

     Section 3.26 Inventories

     Schedule 3.26 sets forth the inventories of the NIK Product Line of the Seller (raw materials, work-in-process and finished goods) included in the Purchased Assets. The net inventory as will be finally determined in accordance with Section 5.6 purchased by the Purchaser has been and/or will be written down and/or reserved for and does not or will not include any items below standard quality, damaged or spoiled, obsolete or of a quality or quantity not useable or saleable in the ordinary course of the business of the NIK Product Line of the Seller as currently conducted or any items whose expiration date has passed or will pass within twelve months of the date hereof. The NIK Product Line of the Seller has and will continue to have through the Closing date adequate quantities and types of inventory to enable it to conduct its business as presently conducted.

     Section 3.27 Accounts Receivable

     Schedule 3.27 attached hereto sets forth a true and complete aged list of Receivables owing to the Seller as of July 1, 1996, setting forth the due dates thereof, that are a part of the Purchased Assets. All of such Receivables constitute only bona fide, valid and binding claims arising in the ordinary course of the NIK Product Line business, subject to no valid counterclaims or setoffs, at the aggregate recorded amount thereof subject to normal reserves for doubtful accounts and normal discounts. All sales underlying such Receivables are final sales, with no right of return, and except as set forth on Schedule
3.27 attached hereto, were made under normal sales terms in the ordinary course of business and all related warranties have been adequately reserved. All products that have been shipped by the NIK Product Line to customers had a useful life as of the date of such shipment of at least six months.

     Section 3.28 Disclosure

     No representation or warranty of the Seller contained in this Agreement, and no statement of fact, report, or certificate furnished by or on behalf of the Seller to Purchaser or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or intentionally omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or intentionally omits or will omit to state a material fact necessary in order to provide a prospective purchaser of the Purchased Assets with full and proper information as to the business, financial condition, assets, results of operation or prospects of the NIK Product Line of the Seller and the value of its properties.

                                   ARTICLE IV

             Representations and Warranties of ABA and the Purchaser

     In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, ABA and the Purchaser make the representations and warranties set forth below to the Seller.

     Section 4.1 Organization; Standing and Power

     Each of ABA and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of ABA and the Purchaser is duly qualified to transact business as a foreign corporation in all jurisdictions where the ownership or leasing of its respective properties or the conduct of its respective businesses requires such qualification, except where the failure to be so qualified would not have an adverse effect on the business, operations or properties of ABA or the Purchaser, as the case may be. Each of ABA and the Purchaser has all requisite right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     Section 4.2 Authorization; Enforceability

     The execution, delivery and performance of this Agreement by ABA and the Purchaser and the consummation by ABA and the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of ABA and the Purchaser. This Agreement has been duly executed and delivered by ABA and the Purchaser, and constitutes the legal, valid and binding obligation of ABA and the Purchaser, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

     Section 4.3 Validity of ABA Common Stock

     The shares of ABA Common Stock to be delivered to Seller pursuant to this Agreement, when issued in accordance with the terms and provisions of this Agreement, will be validly authorized, validly issued, fully paid and nonassessable.

     Section 4.4 Brokers


     Neither ABA nor the Purchaser has employed any financial advisor, broker or finder and has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement.

     Section 4.5 SEC Filings

     ABA has heretofore made available to the Seller true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments and supplements thereto) filed by the Company with the Commission since September 20, 1993 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments and supplements thereto, are sometimes collectively referred to as the "SEC Filings"). The SEC Filings constitute all of the documents (other than preliminary materials) that ABA was required to file with the Commission since such date. As of their respective dates, each of the SEC Filings complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulations under each such Act. None of the SEC Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.6 ABA's Unencumbered Cash

     ABA currently has and will maintain until the earlier of December 31, 1996 or such time as the Seller has received $2,400,000 pursuant to Section 2.1(e) unencumbered cash and cash equivalents sufficient for the payment of all amounts potentially payable to the Seller pursuant to Section 2.1(e) hereof.

                                    ARTICLE V

                              Additional Agreements

     Section 5.1 Survival

     The representations, warranties, covenants and agreements of ABA, the Purchaser, and the Seller set forth in this Agreement shall survive the Closing date; provided, however, that the representations and warranties of the Seller contained in Article III and the representations and warranties of ABA and the Purchaser contained in Article IV shall survive the Closing date until March 31, 1998; and provided, further, that none of the limitations of the immediately preceding proviso shall apply with respect to indemnification obligations of a party arising in connection with the breach of any representation or warranty set forth in Sections 3.7, 3.18, 3.20, 3.22 or 3.23 of this Agreement, and none of such limitations shall apply with respect to any action based upon intentional or fraudulent actions, misrepresentations or breaches of any party.

     Section 5.2 Investigation

     The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement.

     Section 5.3 Indemnification

     (a) By Seller. Subject to the limitations set forth in Section 5.1, the Seller agrees to indemnify and hold harmless ABA, the Purchaser and their respective directors, officers, employees and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement; (ii) any and all claims arising out of, relating to, resulting from or caused (whether in whole or in part) by any transaction, event, condition, occurrence or situation in any way relating to the NIK Product Line of the Seller or the conduct of its business arising or occurring on or prior to the Closing date without regard to whether such claim exists on the Closing date or arises at any time thereafter; (iii) any obligation or liability of the NIK Product Line of the Seller of any nature, whether accrued, contingent, absolute or otherwise, not expressly assumed by ABA or the Purchaser in accordance with this Agreement; and (iv) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

     (b) By ABA and the Purchaser. Subject to the limitations set forth in
Section 5.1, ABA and the Purchaser agree, jointly and severally, to indemnify and hold harmless the Seller and its officers, directors, employees and agents, from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, arising from, in connection with, or incident to (i) any breach or violation of any of the representations, warranties, covenants or agreements of ABA or the Purchaser contained in this Agreement or any agreement referred to herein and delivered at or prior to the Closing; (ii) any and all claims arising out of, relating to, resulting from or caused (whether in whole or in part) by any transaction, event, condition, occurrence or situation in any way relating to the NIK Product Line of the Seller or the conduct of its business arising or occurring after the Closing date; (iii) any obligation or liability of the NIK Product Line of the Seller of any nature, whether accrued, contingent, absolute or otherwise, expressly assumed by ABA or the Purchaser in accordance with this Agreement; (iv) any tax liability incurred by the Seller arising out of or based upon the sale of the shares of ABA Common Stock issued to the Seller in accordance with the terms of this

Agreement; and (v) any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

     (c) Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

     An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within 30 business days of (i) the receipt of any written claim from any such third party, but not later than 15 days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, or (ii) any other liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are prejudiced.

     The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least 10 days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim.

     The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

     With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, provided that there is no dispute as to the entitlement to indemnification, the reasonable legal fees and expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such legal fees and expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.


     (d) Limitations. The indemnification obligations of the parties hereto pursuant to Sections 5.3(a) and (b) shall be subject to the following limitations. No Indemnifying Party shall be required to indemnify an Indemnified Party unless the aggregate of all claims of such Indemnified Party has first reached $25,000 (the "Threshold Amount"), at which time all claims of an Indemnified Party, including the Threshold Amount, shall be subject to the Indemnifying Party's indemnification obligations; provided, however, that (i) any liabilities, costs, or expenses inurred by the Purchaser arising out of or relating to any matter described in Schedule 3.6 attached hereto, and (ii) the obligation of the Purchaser and the Seller, as the case may be, to remit amounts to the other pursuant to Section 2.1(l) hereof shall not be subject to or counted towards the Threshold Amount, and any such (i) liability, cost or expense or (ii) Receivable that is not collected by the Purchaser or the Seller, as the case may be, within the time periods set forth in this Agreement, in accordance with Section 2.1(l), shall be an indemnifiable claim, dollar for dollar, against the Seller, regardless of whether the Threshold Amount has been reached. Notwithstanding the foregoing, (i) the obligations of the Seller, on the one hand, and of the Purchaser and ABA, on the other hand, shall not exceed $2,400,000, and (ii) the limitations contained in this Section 5.3(d) shall not apply with respect to

(A) any action based upon intentional or fraudulent actions, misrepresentations or breaches of any party, (B) any liabilities, costs or expenses incurred by the Purchaser arising out of or relating to any matter described in Schedule 3.6 attached hereto, and (C) any liabilities arising out of a breach of Sections 3.20, 3.26 and 3.27.

     Section 5.4 Registration of ABA Common Stock

     ABA will use its commercially reasonable efforts to include the shares of ABA Common Stock issued to the Seller in a registration statement of ABA to be filed with the Commission on or about July 31, 1996 pursuant to the terms of a Registration Rights Agreement set forth on Schedule 5.4 attached hereto. Such registration statement shall also register the shares of ABA's Common Stock underlying the 5% Convertible Subordinated Notes issued by ABA, and such other securities as ABA may determine. All costs relating to such registration statement shall be borne by ABA.

     Section 5.5 Seller Not to Use Name

     From and after the Closing date, the Seller will not use, directly or indirectly, the name "NIK Public Safety" or any combination or derivation thereof.

     Section 5.6 Adjustment to Valuation of Shares of ABA Common Stock

     To the extent that the book value of inventory of the NIK Product Line of the Seller differs from $500,000 as of the date of Closing, all as more fully described hereinafter, the

Purchaser shall remit to the Seller, in the event such book value exceeds $500,000, and the Seller shall remit to the Purchaser, in the event such book value is less than $500,000, the amount of any such difference within 30 days after such book value is calculated. Seller's book value of inventory as of the date of Closing shall be determined in accordance with GAAP, consistently applied with prior periods in accordance with the methodology set forth on
Schedule 3.26. Within seven days after the Closing date, the Purchaser or its independent accountants shall determine the book value of inventory of the NIK Product Line in accordance with Schedule 2.1(a)(i) as of July 1, 1996 and submit its calculation to the Seller for review. The Seller shall be provided access to the work papers and all of Purchaser's or its independent accountants' records used to arrive at such calculation. The Seller shall accept or reject the calculation within 15 days of its presentation to the Seller. Failure to reject the calculation within such 15- day period shall be deemed conclusive acceptance of the calculation. If Seller disputes the calculation, the parties will attempt to resolve their differences jointly, but if no resolution is reached within ten business days, then the parties agree to submit the disputed items to Arthur Andersen LLP or, if Arthur Andersen LLP is unable to serve in such capacity, to such other Big 6 accounting firm as may be mutually agreed upon, for determination within 15 business days, which determination shall be conclusive for all purposes. Such accountants' sole assignment shall be to determine whether the book value of inventory of the NIK Product Line as of July 1, 1996 has been computed in accordance with the terms of this Section 5.6. The cost of such accountants' determination shall be borne equally by the parties.

     Section 5.7 Additional Agreements

     (a) All supply and distribution agreements and similar business relationships to which the NIK Product Line is currently a party shall remain in full force and effect in accordance with their respective terms as of the Closing date, and neither the NIK Product Line nor the Seller shall take any action that will have the effect of terminating any such agreement or jeopardizing any such relationship.

     (b) The Seller will use its reasonable efforts to have the exclusive distribution agreement with Thomas & Betts for the "Flex-Cuff" products renewed for a term of three years on substantially the same terms and conditions, and such agreement shall expressly be assignable to the Purchaser without any further action by any party thereto.

     (c) In the event that Mr. Anthony Manla is not employed by the Purchaser subsequent to the Closing, then the Seller shall provide the services of Mr. Anthony Manla to the Purchaser commencing from the Closing date and continuing for three weeks thereafter, of which the last two weeks shall be at the Purchaser's facility in Yulee, Florida, to train replacement personnel for assembly and customer service/order entry staff, and the Purchaser shall pay Mr. Manla's salary during such period.

     (d) Purchaser shall offer employment to Joseph Flaherty on substantially the same terms and conditions as Mr. Flaherty is currently employed by Seller, such employment to commence on the Closing date. Prior to the Closing date and subsequent to June 30, 1996, the Purchaser shall reimburse the Seller for all of the salary and benefits payable to Mr. Flaherty during such period, as well as reasonable business expenses incurred during such period.

                                   ARTICLE VI

                        Conditions Precedent; Termination

     Section 6.1 Conditions Precedent to the Obligations of ABA and the
Purchaser

     Each and every obligation of ABA and the Purchaser to consummate the transactions described in this Agreement and any and all liability of ABA and the Purchaser to the Seller shall be subject to the fulfillment on or before the Closing date of the following conditions precedent:

          (a) Representations and Warranties True. Each of the representations and warranties of the Seller contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing date with the same force and effect as though made on and as of such date (except for changes specifically permitted by this Agreement, including, without limitation, Section 7.1 hereof).

          (b) Performance. The Seller shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it on or prior to the Closing date, including, but not limited to, the obligations set forth in Section 5.7(b) hereof.

          (c) No Adverse Change. Except as expressly permitted or contemplated by this Agreement, no event or condition shall have occurred which has materially adversely affected or may materially adversely affect in any respect the condition (financial or otherwise) of the NIK Product Line of the Seller or of its assets, liabilities (whether accrued, absolute, contingent or otherwise), earnings, book value, business, operations or prospects, and the NIK Product Line shall have operated its business in the ordinary course, consistent with past practices from the date hereof through the Closing date.

          (d) Seller's Certificate. The Seller shall have delivered to Purchaser a certificate dated the Closing date, certifying that the conditions specified in Section 6.1(a), (b) and (c) above have been fulfilled.

          (e) No Litigation. No litigation, arbitration or other legal or administrative proceeding shall have been commenced, be pending or threatened by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement.

          (f) Consents. The Seller shall have obtained all authorizations, consents, waivers and approvals and given all notices as may be required or advisable to consummate the transactions contemplated by this Agreement including, but not limited to, consents with respect to any Material Agreement and notices to creditors of the Seller in respect of bulk transfer laws, if applicable, or otherwise.

          (g) Opinion of Counsel. An opinion letter from counsel to the Seller addressed to ABA and the Purchaser, in form and substance reasonably satisfactory to ABA and the Purchaser, shall have been delivered to ABA and the Purchaser at the Closing.

     Section 6.2 Conditions Precedent to the Obligations of Seller

     Each and every obligation of Seller to consummate the transactions described in this Agreement and any and all liability of Seller to ABA and the Purchaser shall be subject to the fulfillment on or before the Closing date of the following conditions precedent:


          (a) Representations and Warranties True. Each of the representations and warranties of ABA and the Purchaser contained herein or in any certificate or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing date with the same force and effect as though made on and as of such date.

          (b) Performance. ABA and the Purchaser have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them on or prior to the Closing date.

          (c) Officers' Certificate. Purchaser shall have delivered to the Seller a certificate addressed to Seller executed by Purchaser's President and Chief Executive Officer, dated the Closing date, certifying that the conditions specified in Sections 6.2(a) and (b) above have been fulfilled.

          (d) No Litigation. No litigation, arbitration or other legal or administrative proceeding shall have been commenced or be pending by or before any court, arbitration panel or governmental authority or official, and no statute, rule or regulation of any foreign or domestic, national or local government or agency thereof shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered which enjoins or prohibits, or seeks to enjoin or prohibit, the consummation of all or any of the transactions contemplated by this Agreement.

          (e) Receipt of Notice. The Seller shall not have received the written notice described in Section 2.4 hereof.

     Section 6.3 Reasonable Efforts

     Subject to the terms and conditions provided in this Agreement, each of the parties shall use their respective reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled each of the conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, orders, approvals and waivers.

     Section 6.4 Termination

     This Agreement and the transactions contemplated hereby may be terminated
(i) at any time by the mutual consent of the parties hereto; (ii) by Seller or by ABA and the Purchaser, jointly, if the Closing has not occurred on or prior to July 22, 1996 (such date of termination being referred to herein as the "Termination Date"), provided the failure of the Closing to occur by such date is not the result of the failure of the party seeking to terminate this Agreement to perform or fulfill any of its obligations hereunder; (iii) by Purchaser at any time at or prior to Closing in its sole discretion if (1) any of the representations or warranties of the Seller in this Agreement are not in all material respects true, accurate and complete or if the Seller breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to ABA's or the Purchaser's obligations to conduct the Closing have not been satisfied by the date required thereof; (iv) by Seller at any time at or prior to Closing in their sole discretion if (1) any of the representations or warranties of ABA or the Purchaser in this Agreement are not in all material respects true, accurate and complete or if ABA or the Purchaser breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date or (2) any of the conditions precedent to Seller's obligations to conduct the Closing have not been satisfied by the date required thereof. If this Agreement is terminated pursuant to this Section 6.4, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (iii) and (iv) above, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement. Notwithstanding the preceding sentence, the respective obligations of the parties under Sections 7.3, 7.5(b), 7.7, 8.9 and 8.15 shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained herein, if the termination of this Agreement is a result of the willful misrepresentation, willful inaccuracy or omission in a representation, willful breach of warranty, fraud or any willful failure to perform or comply with any covenant or agreement contained herein, the aggrieved party shall be entitled to recover from the non-performing party all out-of-pocket expenses which such aggrieved party has incurred and the termination of this Agreement shall not be deemed or construed as limiting or denying any other legal or equitable right or remedy of such party.

                                   ARTICLE VII

                                    Covenants

     Section 7.1 Interim Operations of the Company


     During the period from the date of this Agreement to the Closing date, except with Purchaser's prior specific written consent or as expressly contemplated by this Agreement, the Seller shall operate the business of the NIK Product Line only in the ordinary and usual course and to preserve intact its business organization and good will in all respects. Additionally, during the period from the date of this Agreement to the Closing date, the

Seller shall not do any of the following with respect to the NIK Product Line (unless expressly permitted in writing by Purchaser):

   (i) voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), other than in the ordinary course of business;

   (ii) grant or make any mortgage or pledge or subject itself or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due;

   (iii) create, incur or assume any liability or indebtedness, except in the ordinary course of business;

   (iv) make or commit to make any capital expenditures exceeding in the aggregate One Thousand Dollars ($1,000.00);

   (v)    become subject to any Guaranty;

   (vi) apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of the Seller or any Affiliate of the Seller or any Related Party or to the prepayment of any such amounts, other than compensation benefits, and expenses payable in the ordinary course of business to Seller;

   (vii) grant any increase in the compensation payable or to become payable to employees of the NIK Product Line (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment);

   (viii) enter into any agreement which would be a Material Agreement, or amend or terminate any existing Material Agreement, which is outside the ordinary course of business;

   (ix) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;


   (x) enter into any commitment or transaction other than in the ordinary course of business including, but not limited to, the making of any loan to any Person;

   (xi) do any act, or omit to do any act, or permit to the extent within the Company's or the Seller's control, any act or omission to act which would cause a violation or breach of any of the representations, warranties or covenants of the Seller set forth in this Agreement; or

   (xii)  agree, whether in writing or otherwise, to do any of the foregoing.

     Section 7.2 Access

     The Seller shall afford to Purchaser and its agents and representatives, access throughout the period prior to the Closing date to the properties, books, records and contracts of the Seller relating to the NIK Product Line, for the purpose of permitting Purchaser to fully investigate and perform a due diligence review of the NIK Product Line of the Seller, its businesses, assets and properties, and financial condition, provided that such access shall be granted during normal business hours in such a manner as to not unreasonably interfere with the Seller's normal business operations. During such period the Seller shall furnish promptly to Purchaser copies of (i) all correspondence received or sent by or on behalf of the Seller from or to any governmental authority relating to the NIK Product Line and (ii) all other information and documents concerning the business, assets, liabilities, properties and personnel of the NIK Product Line as Purchaser may reasonably request.

     Section 7.3 Confidentiality (through Closing Date)

     Except as otherwise required in the performance of obligations under this Agreement and except as otherwise required by law, any non-public information received by a party or its advisors from the other party shall be kept confidential and shall not be used or disclosed for any purpose other than in furtherance of the transactions contemplated by this Agreement. Purchaser shall not use (or permit to be used) through the Closing date any confidential information in any manner to compete against the NIK Product Line of the Seller, whether with respect to corporate acquisitions, sales, financing, development, management, investment, or otherwise. The obligation of confidentiality shall not extend to information (a) which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a party to this Agreement or a person to whom a party has provided such information, (b) which was available to a party to this Agreement on a nonconfidential basis prior to its disclosure by one party to the other pursuant to this Agreement or
(c) which is disclosed by Purchaser in any legal proceeding requiring any such disclosure. Upon termination of this Agreement, each party shall promptly return any confidential information received from the other party and, upon request, shall destroy any copies of such information in its possession. The covenants of the parties contained in this Section 7.3 shall survive any termination of this Agreement.

     Section 7.4 Notification

     Each party to this Agreement shall promptly notify the other party in writing of the occurrence, or pending or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any material respect (including without limitation, any event or circumstance which would have been required to be disclosed on any schedule to this Agreement had such event or circumstance occurred or existed on or prior to the date of this Agreement). Any such notification shall not limit or alter any of the representations, warranties or covenants of the parties set forth in this Agreement nor any rights or remedies a party may have with respect to a breach of any representation, warranty or covenant.

     Section 7.5 Exclusivity

     (a) The Seller agrees that unless this Agreement has been terminated in accordance with Section 6.4 hereof, neither the Seller, nor its Affiliates, representatives, employees or agents (collectively, "Agents") will, commencing on the date of this Agreement and continuing through July 15, 1996 (the "Exclusive Period"), directly or indirectly, (i) solicit, encourage or


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negotiate any proposal (whether solicited or unsolicited) for, or execute any agreement relating to, a sale of all or any part of the NIK Product Line of the Seller or its assets or a sale of any equity or debt security of the Seller relating to the NIK Product Line or any merger, consolidation, recapitalization or similar transaction involving the NIK Product Line with any other party (any of the foregoing is referred to as an "Acquisition Proposal"), or (ii) provide any information regarding the NIK Product Line to any third party for the purpose of soliciting, encouraging or negotiating an Acquisition Proposal (it being understood that nothing contained in clauses (i) or (ii) above shall restrict the Seller or any of its Agents from providing information as required by legal process).

     (b) In the event that the Seller does not consummate the transactions contemplated by this Agreement as a result of the Seller's breach of Section 7.5(a) hereof, the Seller shall be liable to ABA for all costs and expenses actually incurred by ABA in pursuit of the transaction, together with the payment of liquidated damages to ABA in the agreed upon amount of $200,000.


     Section 7.6 Non-Competition

     The Seller acknowledges that in order to assure Purchaser that Purchaser will retain the value of the Purchased Assets, the Seller agrees, on the terms set forth in this Section 7.6, not to utilize its special knowledge of the business of the NIK Product Line of the Seller and their relationships with


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

customers, suppliers and others to compete with ABA or the Purchaser. For a period of five (5) years beginning on the Closing date, each of the Seller and their respective Affiliates at the time of determination, shall not engage or have an interest, anywhere in the United States of America or any other geographic area where the business of the NIK Product Line is conducted at the date hereof or in which its products are marketed at the date hereof (in each case after giving effect to the purchase of the Purchased Assets), alone or in association with others, as principal, officer, agent, employee, director, partner, lender or stockholder (except as an employee or consultant of Purchaser or any of its Affiliates or as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in the business of assembly, packaging, and marketing of disposable products for the law enforcement, industrial security and forensic laboratory markets. The Seller shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the NIK Product Line of the Seller in connection with any product or service, whether or not such use would be in a business competitive with that of the NIK Product Line of the Seller, ABA or the Purchaser.


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

The Seller acknowledges that compliance with the restrictions set forth in this
Section 7.6 will not prevent it from conducting its businesses. As used herein, the phrase "competitive business" means any business competitive with the type of business engaged in by the NIK Product Line of the Seller, ABA, the Purchaser or any of their Subsidiaries or Affiliates at the date hereof.

     Section 7.7 General Confidentiality

     The Seller acknowledges that the Intangible Property and all other confidential or proprietary information with respect to the business and operations of the NIK Product Line of the Seller are valuable, special and unique assets of the Seller and are an integral part of the Purchased Assets. The Seller shall not, at any time after the Closing date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the NIK Product Line of the Seller, ABA, or the Purchaser whether or not for Seller's own benefit, without the prior written consent of Purchaser or unless required by law, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, Intangible Property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the NIK Product Line of the Seller, ABA or the Purchaser, which could reasonably be regarded as


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

confidential. The Seller acknowledges that Purchaser would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of ABA and the Purchaser.

     Section 7.8 Continuing Obligations

     The restrictions set forth in Sections 7.6 and 7.7 are considered by the parties to be reasonable for the purposes of protecting the value of the Purchased Assets acquired by the Purchaser. ABA, the Purchaser, and the Seller acknowledge that ABA and the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to ABA and the Purchaser in the event the covenants contained in Sections 7.6 and 7.7 were not complied with in accordance with their terms. Accordingly, Seller agrees that any breach or threatened breach by it of any provision of Sections 7.6 or 7.7 shall entitle ABA and the Purchaser to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to ABA and the Purchaser. If the Seller breaches the covenant set forth in Section 7.6, the running of the five (5) year non-compete period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 7.6 and 7.7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of


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

Sections 7.6 and 7.7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 7.6 or 7.7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce Sections 7.3, 7.6 or 7.7 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

                                  ARTICLE VIII

                                  Miscellaneous

     Section 8.1 Notices

     Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery, mailing or transmission thereof, as the case may be, if delivered personally or sent by certified


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

mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth herein (or at such other addresses as shall be specified by the parties by like notice). A copy of any notices delivered to ABA or the Purchaser shall also be sent to Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019, Attention:
Robert L. Lawrence, Esq., Fax No. (212) 245-3009. A copy of any notices delivered to the Seller shall also be sent to Drinker Biddle & Reath, 1000 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312, Attention: Walter Mostek, Jr., Esq., Fax No. (610) 993-8585.

     Section 8.2 Entire Agreement

     This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

     Section 8.3 Binding Effect

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.


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

     Section 8.4 Knowledge of the Parties

     Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge or to the knowledge of any of the parties hereto, each of the parties hereto acknowledges and confirms that it has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

     Section 8.5 Assignment

     This Agreement may not be assigned by any party without the written consent of the other party.

     Section 8.6 Waiver and Amendment

     Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by its President or any Vice President or other person, who has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such


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

party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

     Section 8.7 No Third Party Beneficiary

     Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     Section 8.8 Severability

     In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     Section 8.9 Expenses


     Except as otherwise set forth herein or in the Registration Rights Agreement, each party agrees to pay, without right of reimbursement from the other party, the costs incurred by


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

it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

     Section 8.10 Headings

     The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     Section 8.11 Counterparts

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 8.12 Time of the Essence

     Wherever time is specified for the doing or performance of any act or the payment of any funds, time shall be considered of the essence.

     Section 8.13 Injunctive Relief

     It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity, and any party hereto seeking such


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

injunctive relief shall not be required to post any bond in connection therewith.

     Section 8.14 Remedies Cumulative

     No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.


     Section 8.15 Governing Law; Jurisdiction

     This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement and the transactions contemplated hereby may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.


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

     Section 8.16 Participation of Parties

     The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such paries have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.

     Section 8.17 Further Assurances

     The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary instruments of assignment and transfer and such other documents as may be necessary or desirable to transfer ownership of the Purchased Assets.

     Section 8.18 Publicity

     No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made prior to or after the date hereof without the prior written consent of both ABA and the Seller as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude ABA or its Affiliates from making any public announcement or filing required by federal or state securities laws or stock exchange rules.


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

     Section 8.19 LFC #46 Corp.


     The parties hereto hereby acknowledge that as of the date hereof, it is the intent of Ivers-Lee Corporation to transfer certain of the Purchased Assets to LFC #46 Corp. prior to the Closing date, and to have LFC #46 Corp. transfer the same to the Purchaser on the Closing date. However, to the extent that Ivers-Lee Corporation does not transfer such Purchased Assets to LFC #46 Corp. by the Closing date, then Ivers-Lee Corporation will transfer all of the Purchased Assets to the Purchaser, and this Agreement shall remain in full force and effect as against all parties hereto.


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

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

                                 IVERS-LEE CORPORATION

                                 By:
                                    ---------------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------

                                 LFC #46 CORP.

                                 By:
                                    ---------------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------

                                 NIK PUBLIC SAFETY, INC.

                                 By:
                                    ---------------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------

                                 AMERICAN BODY ARMOR &
                                 EQUIPMENT, INC.

                                 By:
                                    ---------------------------------------
                                       Name:
                                            -------------------------------
                                       Title:
                                             ------------------------------



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